Exhibit 99.1

The premier capital provider to the hospitality industryTM	NEWS RELEASE

Contact:	David Kimichik	Tripp Sullivan
	Chief Financial Officer	Corporate Communications, Inc.
	(972) 490-9600	(615) 254-3376
ASHFORD HOSPITALITY TRUST DECLARES THIRD QUARTER DIVIDENDS
DALLAS — (September 14, 2006) — Ashford Hospitality Trust, Inc. (NYSE: AHT) today announced the Board of Directors has declared a regular quarterly cash dividend for its common stock of $0.20 per diluted common share for the third quarter ending September 30, 2006. The dividend, which equates to an annualized dividend of $0.80 per share, is payable on October 16, 2006, to shareholders of record on September 29, 2006. On an annualized basis the dividend equates to a 6.5% dividend yield based on the Company’s closing price on September 14, 2006.
Separately, the Board declared a quarterly cash dividend of $0.5344 per diluted share for the Company’s 8.55% Series A Cumulative Preferred Stock for the third quarter ending September 30, 2006. The dividend, which equates to an annual rate of $2.1375 per share, is payable on October 16, 2006, to shareholders of record as of September 29, 2006.
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Ashford Hospitality Trust is a self-administered real estate investment trust focused on investing in the hospitality industry across all segments and at all levels of the capital structure, including direct hotel investments, first mortgages, mezzanine loans and sale-leaseback transactions. Additional information can be found on the Company’s web site at www.ahtreit.com.
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14185 Dallas Parkway, Suit 1100, Dallas, TX 75254	Phone: (972) 490-9600